CONTACTS:	For ISC:	For Casto:
	John Graham	Brett Hutchens
	Vice President, Business Affairs and	President
	Corporate Communications	(941) 552-2715
(386) 947-6810

	Wes Harris	Paul Kesman
	Senior Director, Investor Relations	Principal
	(386) 947-6465	Identity Marketing & PR
(248) 258-2333
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY AND CASTO LIFESTYLES PROPERTIES ANNOUNCE PLANS FOR MIXED-USE DEVELOPMENT IN DAYTONA BEACH, FLORIDA
Initiates Study to Analyze Feasibility of Retail, Entertainment, Office and Residential Project Near Daytona International Speedway

DAYTONA BEACH, FLORIDA - May 19, 2005 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced it has entered into an agreement with Casto Lifestyle Properties, L.P. ("Casto") to pursue a joint venture for the development of a commercial mixed-use shopping center project on approximately 50 acres currently owned by ISC. Located directly across U.S. Highway 92 from Daytona International Speedway in Daytona Beach, Florida, the acreage currently includes several office buildings that house the corporate headquarters and certain related operations of ISC and NASCAR, as well as a limited number of other tenants.

The project is estimated to be constructed at a cost in excess of $75 million and would be comprised of retail, entertainment, office and residential components designed to complement surrounding commercial developments by offering unique options for consumers. Cobb Theatres of Birmingham, Alabama, plans to build an 18-screen megaplex theater as part of the project, the largest in Volusia County, featuring stadium seating and state-of-the-art projection and audio systems to maximize the movie-going experience.

The concept for the development is based on the successful Winter Park Village lifestyle project located in Winter Park, Florida, that was developed by Casto and opened in 2001. Loft apartments above street front stores, offices, specialty and convenience retail, and restaurant and entertainment venues are effectively combined to create an urban village environment attractive to both local residents and tourists.

"Driven by the continued growth of Daytona Beach and surrounding areas, we view this development as an opportunity to reinvest in the local community and unlock the full value of this prime acreage located across the street from the world-famous Daytona International Speedway," commented Lesa France Kennedy, President of ISC. "We are pleased to explore this prospect with Casto, who leverages more than 70 years' experience in the real estate industry and would have primary responsibility for the project's leasing and property management. And, while we are only in the beginning stages of the process, we look forward to working closely with Casto and the local community as we explore the design of a development that is well-suited and provides significant economic benefits for the area."

Next steps for the project include a detailed feasibility study in which a number of key issues will be addressed. In addition, a formal outreach program will be initiated, including detailed discussions with local officials and business groups, current tenants, neighboring developments and others. Provided the results of the feasibility study are favorable and appropriate leasing considerations are attained, the Company expects to move forward with the project within the next six to 12 months.

The project has tremendous potential, according to Brett Hutchens, President and CEO of Casto Lifestyle Properties. "Our company has been looking at various sites in the Daytona market for the last several years," said Hutchens, "but to have the chance to develop a regional mixed-use project at such a dynamic location represents an exceptional opportunity. Volusia County and the neighboring markets represent a significant trade area, and the excellent access to this site from I-95 will allow us to draw from a very large area. The incremental effect of tourism in the area and the multiple event weeks at the Daytona International Speedway makes this a site and project with tremendous potential.

Hutchens added, "We are honored to be selected as the developer for this high profile project and we are looking forward to working with Lesa France Kennedy and the ISC team to create a project that defines success."

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other track ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Sarasota, Florida-based Casto Lifestyle Properties, L.P. specializes in the construction of mixed-use lifestyle centers. Current projects include the firm's redevelopment of the 524,000-square-foot Winter Park Village in Winter Park, Florida; One Hundred Central, in downtown Sarasota; Main Street at Lakewood Ranch, a 170,000-square-foot lifestyle center development located in the heart of the 28,000-acre Lakewood Ranch project; and Lakeside Village, a 500,000-square foot mixed-use lifestyle center planned for south of Lakeland, FL.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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